EXHIBIT 10.33

UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF MICHIGAN

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In re:	)	Chapter 11
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AURORA OIL & GAS CORPORATION,	)	Bankruptcy Case No.: 09-08254 (SWD)
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AND	)
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HUDSON PIPELINE & PROCESSING	)
CO., LLC,	)
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Debtor.	)	Jointly Administered
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ORDER CONFIRMING DEBTORS’ MODIFIED

FIRST AMENDED JOINT PLAN OF REORGANIZATION

PRESENT: HONORABLE SCOTT W. DALES
United States Bankruptcy Judge

The above-captioned debtors and debtors-in-possession (together, the “Debtors”), having filed with this Court separate, voluntary petitions under Chapter 11 of the Bankruptcy Code on July 12, 2009 (the “Petition Date”); and the Debtors having filed with this Court a joint plan of reorganization, dated October 7, 2009, a first amended joint plan of reorganization, dated November 3, 2009, and a modified first amended joint plan of reorganization, dated November 5, 2009 (as modified and amended, the “Plan”),1 a true and correct copy of which is attached hereto as Exhibit A and is incorporated herein by reference; and the Debtors having also filed with this Court a disclosure statement, dated October 7, 2009, a first amended disclosure statement, dated November 3, 2009, and a modified first amended disclosure statement, dated November 5, 2009 (as modified and amended, the “Disclosure Statement”), by which the Debtors have solicited votes on the Plan; and the Debtors having given notice to all parties-in-interest of the date, time, and place for the hearing to consider approval of the Disclosure Statement and the deadline for objecting to same; and a hearing to consider approval of the Disclosure Statement, the form of ballots to be used for voting with respect to the Plan, and the form and manner of notice with respect to matters concerning confirmation of the Plan, and related matters having been held before this Court on November 5, 2009 (the “Disclosure Statement Hearing”), after due notice and all parties-in-interest having had an opportunity to appear and be heard at such hearing; and this Court having approved the Disclosure Statement and related matters by entry of that certain order (i) approving the Disclosure Statement, (ii) scheduling the Confirmation Hearing, (iii) establishing the deadline for objecting to the Plan, (iv) approving the form of Ballots and the other solicitation forms, (v) approving a Voting Deadline, Voting Procedures, Tabulation Procedures, and Solicitation Procedures, and (vi) approving the form and manner of notices, dated November 5, 2009 (the “Disclosure Statement Order”); and upon the affidavits of (a) Sanford R. Edlein, the Debtors’ Chief Restructuring Officer, in support of confirmation of the Plan (the “Edlein Affidavit”), (b) John Burlacu of Donlin, Recano & Company, Inc., the Debtors’ claims, notice, and balloting agent, certifying the tabulations of votes on the Plan, and (c) Todd Perry of FTI Consulting, a financial advisor to the First Lien Lenders in connection with the First Lien Loans (the “Perry Affidavit”); and the Debtors having filed the Plan Supplement on November 30, 2009; and the Debtors having filed a Memorandum in Support of Confirmation of the Plan on December 8, 2009; and the Court having adjourned the hearing to consider confirmation of the Plan and other matters relating to confirmation scheduled for December 10, 2009 to December 11, 2009; and a hearing to consider confirmation of the Plan and other matters relating to confirmation having been held before this Court on December 11, 2009 (the “Confirmation Hearing”), after due notice, and all parties-in-interest having had an opportunity to appear and to be heard at such hearing; and this Court having considered the Plan; and based upon all other pleadings and papers heretofore filed herein, all proceedings heretofore had herein, and the record of the Confirmation Hearing; and after due deliberation and good and sufficient cause appearing therefor; and

[1]	All capitalized terms not otherwise defined in this Order shall have the meanings ascribed to them in the Plan.

IT APPEARING and the Court having found and determined that:
Jurisdiction and Notice
A.           This Court has jurisdiction over these Cases, the Plan, and the confirmation of same pursuant to 28 U.S.C. §§ 157 and 1334.  Venue of these Cases in this District is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

B.           The Disclosure Statement Order has become a Final Order.

C.           Due, proper, and adequate notice of the date and time for voting on, and for filing objections to, the Plan and of the date and time of the Confirmation Hearing was given pursuant to Bankruptcy Rule 2002(b)(2) and the Disclosure Statement Order.

D.           Due, proper, and adequate notice of the deadline for filing any objections to cure amounts with respect to executory contracts to be assumed by the Debtors under the Plan was provided by the sending to all appropriate parties of that certain Notice Regarding (A) Executory Contracts to be Assumed, (B) Amounts Required to Cure Any Defaults Thereunder, and (C) Related Procedures, dated November 5, 2009 (the “Cure Notice”).

E.           The Plan was properly and timely transmitted to Holders of Impaired Claims in Classes 2A, 2B, 3A, and 3B of the Plan that were entitled to vote to accept or reject the Plan in accordance with the requirements of the Bankruptcy Code and this Court’s orders, including the Disclosure Statement Order, and votes on the Plan were properly solicited and tabulated.

F.           The notices given pursuant to the Disclosure Statement Order or otherwise by the Debtors with respect to the Plan, the Plan Documents, and the Transactions (as defined below) provided adequate disclosure within the meaning of Bankruptcy Code § 1125.  Without limiting the generality of the foregoing, due, proper, and adequate notice was given, pursuant to the Disclosure Statement Order and through filing and service of the Cure Notice or otherwise, to each non-Debtor party to any Executory Contract to be assumed by the Debtors under the Plan (as set forth on Exhibit D to the Disclosure Statement or otherwise in the Plan or the Disclosure Statement) of (i) the proposed default amount owed (if any) under the applicable Executory Contract and (ii) the last date by which such non-Debtor party may file an objection or other response with respect to such proposed default amount.  All known creditors received a notice of the Confirmation Hearing and, where appropriate, a Ballot expressly referring to and describing the release provisions in Plan Section 9.6.
Good-Faith Solicitation

G.           The solicitation of votes on the Plan was conducted appropriately and in good faith within the meaning of Bankruptcy Code §§ 1125 and 1126, all other provisions of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, and all other applicable rules, laws, and regulations, and the Released Parties are entitled to the protections afforded by Bankruptcy Code § 1125(e) and the exculpation provisions set forth in Plan Section 9.9.

Responses and Objections

H.           The following parties filed responses and/or objections to confirmation of the Plan, and/or objections to cure amounts listed on Exhibit D to the Disclosure Statement (each, a “Cure Objection”):

Plan Objections
Objecting Party	Date Filed
James C. McColl	October 26, 2009
James C. McColl	November 30, 2009
Fifth Third Bank	December 7, 2009
Michigan Department of Natural Resources	December 7, 2009
Frontier Energy, LLC	December 8, 2009
Cure Objections
Objecting Party	Approximate Date Filed
Atlas Oil and Gas Corporation	December 7, 2009
Samson Resources and Samson 2003, LLC	December 7, 2009

I.           For the reasons set forth below, such objections are overruled or are otherwise resolved in the manner set forth herein.
Plan of Reorganization

J.           The Plan complies with the applicable provisions of the Bankruptcy Code, including Bankruptcy Code §§ 1122 and 1123, and the Bankruptcy Rules, in accordance with Bankruptcy Code § 1129(a)(1).

K.           The classification of Claims and Interests in Article II of the Plan satisfies the requirements of Bankruptcy Code § 1122.

L.           Article II of the Plan adequately designates classes of Claims and Interests, in accordance with Bankruptcy Code § 1123(a)(1), other than Administrative Claims, DIP Facility Claims, and Tax Claims, which Claims are not required to be designated into classes under Bankruptcy Code § 1123(a)(1).

M.           Article IV of the Plan specifies the unimpaired Classes, in accordance with Bankruptcy Code § 1123(a)(2).

N.           Article V of the Plan specifies the treatment of each impaired Class of Claims or Interests, in accordance with Bankruptcy Code § 1123(a)(3).

O.           The Plan provides the same economic treatment of each Claim or Interest in a particular Class, except to the extent that Holders of particular Claims or Interests have agreed to a less favorable treatment of such particular Claims or Interests, in accordance with Bankruptcy Code § 1123(a)(4).

P.           The Plan provides adequate means for its implementation in accordance with Bankruptcy Code § 1123(a)(5), including, among other things: the issuance of the New Secured Notes, the Working Capital Loans Notes, the New Aurora Preferred Stock, the New Aurora Common Stock, and the New Warrants; the vesting of the property of the respective Estates of the Debtors in the applicable Reorganized Debtors; and the execution and delivery of the Exit Credit Facility.  The Plan and all of the transactions contemplated therein and to be consummated thereunder and in the Plan Documents (collectively, the “Transactions”) are supported by the sound exercise of the Debtors’ business judgment and are in the best interests of their Estates and Creditors.

Q.           Plan Section 6.4(a) provides for the amendment and restatement of the articles of incorporation of Aurora and of the limited liability company agreement of HPPC (copies of which were filed as part of the Plan Supplement) to ensure compliance with Bankruptcy Code § 1123(a)(6).

R.           Plan Section 6.1 provides for the selection of officers and directors of the Reorganized Debtors and successors thereto in a manner consistent with the interests of Creditors and Interest Holders and with public policy, in accordance with Bankruptcy Code § 1123(a)(7).

S.           The Debtors have complied with the applicable provisions of the Bankruptcy Code, in accordance with Bankruptcy Code § 1129(a)(2).

T.           The Plan has been proposed in good faith and not by any means forbidden by law, in accordance with Bankruptcy Code § 1129(a)(3).

U.           Except to the extent otherwise provided in the Plan, and pursuant to previous orders of this Court, any payment made or to be made by the Debtors, or by any Person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with these Cases or in connection with the Plan and incident to these Cases to be paid by the Debtors, has been approved by, or is subject to the approval of, this Court as reasonable, in accordance with Bankruptcy Code § 1129(a)(4).

V.           At or prior to the Confirmation Hearing, the identity and affiliations of the individuals proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors were disclosed to this Court, in satisfaction of the Debtors’ obligations with respect thereto under Plan Section 6.1, and the appointment to, such office of such individuals is consistent with the interests of Creditors and Interest Holders and with public policy, in accordance with Bankruptcy Code § 1129(a)(5)(A).

W.           The Debtors have disclosed the identity of any insider that may be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider, in accordance with Bankruptcy Code § 1129(a)(5)(B).

X.           There are no rate changes provided for in the Plan, in accordance with Bankruptcy Code § 1129(a)(6).

Y.           With respect to each impaired Class of Claims and each Class of Interests under the Plan, each Holder of a Claim or Interest in such Class (i) has accepted the Plan or (ii) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date, in accordance with Bankruptcy Code § 1129(a)(7).  No Creditor has made an election pursuant to Bankruptcy Code § 1111(b)(2).

Z.           With respect to Bankruptcy Code § 1129(a)(8), each Class of Claims under the Plan, other than those Classes of Claims and Interests that have been deemed to reject the Plan, has voted to accept the Plan or the Claims in such Class are not impaired under the Plan.  Classes 1, 2C, and 2D are not impaired under the Plan, and are thus conclusively presumed to have voted to accept the Plan.  Classes 2A, 2B, 3A, 3B, 4, 5, and 6 are impaired under the Plan.  Each of the four Classes entitled to vote with respect to the Plan, Classes 2A, 2B, 3A, and 3B (collectively, the “Voting Classes”), has voted to accept the Plan.  Because Classes 4, 5, and 6 neither receive nor retain any property under the Plan (other than as set forth in Plan Section 5.7 with respect to Class 5 Intercompany Claims), they are deemed to have rejected the Plan under Bankruptcy Code § 1126(g), and the requirements of Bankruptcy Code § 1129(a)(8) have not been met, thereby requiring application of Bankruptcy Code § 1129(b).  As more fully set forth in the next paragraph of this Order, the Plan satisfies Bankruptcy Code § 1129(b) with respect to all applicable impaired Classes.

AA.           The Plan does not discriminate unfairly and is fair and equitable with respect to Claims or Interests (as applicable) in Classes 4, 5, and 6, in that no Holders of any Claim or Interest junior to the Claims or Interests (as applicable) of such Classes of Claims or Interests will receive or retain any property under the Plan on account of such junior Claim or Interest, in accordance with Bankruptcy Code § 1129(b)(2)(B).

BB.           Where applicable, except to the extent that the Holder of a particular Claim has agreed to less favorable treatment of such Claim, the Plan provides that:

i.           on the later of (i) the Initial Distribution Date (which the Plan defines as “[a] date not later than 30 days after the Effective Date (or as soon thereafter as is practicable) or such other date as the Bankruptcy Court may order”) and (ii) the date that is 10 days after the Allowance Date, each Holder of a Claim of a kind specified in Bankruptcy Code § 507(a)(2) or 507(a)(3) shall receive on account of such Claim Cash equal to the Allowed amount of such Claim, in accordance with Bankruptcy Code § 1129(a)(9)(A);

ii.           each Holder of a Claim arising under Bankruptcy Code § 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7), if any, shall receive on account of such Claim a Cash payment of a value, as of the Effective Date, equal to the Allowed amount of such Claim, in accordance with Bankruptcy Code § 1129(a)(9)(B); and

iii.           each Holder of a Claim arising under Bankruptcy Code § 507(a)(8), if any, shall receive on account of such Claim either (i) Cash equal to the amount of such Allowed Claim on the later of (a) the Initial Distribution Date and (b) the date that is 30 days after the Allowance Date, except to the extent such Holder has agreed to a less favorable treatment of such Allowed Claim, or (ii) in accordance with Bankruptcy Code § 1129(a)(9)(C), deferred Cash payments (a) of a value, as of the Effective Date, equal to the amount of such Allowed Tax Claim, (b) over a period not exceeding five years after the Petition Date, and (c) in a manner not less favorable than the treatment of the most favored nonpriority unsecured Claim provided for by the Plan, except to the extent such Holder has agreed to a less favorable treatment of such Allowed Claim.

CC.           At least one Class of Claims or Interests that is impaired has accepted the Plan, determined without including any acceptance of the Plan by any insider, in accordance with Bankruptcy Code § 1129(a)(10).  All four of the impaired Classes that were eligible to vote with respect to the Plan (Classes 2A, 2B, 3A, and 3B) voted to accept the Plan.

DD.           The Plan is feasible.  Based on the assumptions set forth in the Memorandum in Support of Confirmation of the Debtors’ Plan, the Edlein Affidavit, and Exhibit B to the Disclosure Statement, confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successors thereof, in accordance with Bankruptcy Code § 1129(a)(11).  There is a reasonable prospect that the Debtors will meet their financial obligations under the Plan.  Edlein Affidavit, ¶ 6; Perry Affidavit, ¶ 10.

EE.           All fees payable under 28 U.S.C. § 1930 have been paid or will be paid pursuant to the Plan, in accordance with Bankruptcy Code § 1129(a)(12).

FF.           The Debtors do not maintain any retiree benefits as that term is defined in Bankruptcy Code § 1114, making Bankruptcy Code § 1129(a)(13) inapplicable.

GG.           The Debtors are not individuals, making Bankruptcy Code § 1129(a)(14)–(15) inapplicable in these Cases.

HH.           Because the Debtors are commercial corporations, Bankruptcy Code § 1129(a)(16) is inapplicable.

II.           The Debtors’ respective decisions regarding the rejection or assumption of the Executory Contracts as provided in and contemplated by the Plan and herein are based on and are within the sound business judgment of the Debtors and are in the best interests of the Debtors and their respective Estates.

JJ.           The conditions to confirmation set forth in Plan Section 8.1 have been satisfied in that (a) this Court has entered the Disclosure Statement Order that approves the Disclosure Statement as containing adequate information pursuant to Bankruptcy Code § 1125, and such order has not been reversed, stayed, amended, or modified in any manner adverse to the Debtors or their Estates, and (b) this Order is acceptable, in form and substance, to the Debtors and to the Administrative Agents.

KK.           The discharge, release, indemnification, exculpation, and related provisions set forth in the Plan, including Sections 9.6, 9.7, and 9.9 thereof, and herein are fair to the Debtors’ Creditors, Interest Holders, and other parties-in-interest, and are necessary to the successful reorganization of the Debtors; in addition, no party-in-interest filed an objection to any such provision.  The release by the Debtors on their own behalf and on behalf of certain third parties pursuant to this Order and Plan Section 9.7 are appropriate and worthy of approval.  There is an identity of interest between the Debtors and certain of the Released Parties; the Released Parties have made a substantial contribution to the Debtors’ reorganization; certain of the Released Parties have provided consideration for the releases in the form of waived or modified Claims or by making cash payments to the Estates, among other things; the releases are necessary to the effectuation of the compromises and settlements embodied in the Plan and to the success of the Debtors’ rehabilitation under the Plan; the Plan has been accepted by all four of the Voting Classes (2A, 2B, 3A, and 3B); and the compromises and settlements contained in the Plan upon which certain of the releases are premised will allow for distributions to certain Creditors that would not otherwise be available to such Creditors under the applicable provisions of the Bankruptcy Code.

LL.           In addition, because the Lawson & Kidd Payment was timely made to the Debtors, such payment is in full settlement of any and all claims or causes of action that the Debtors, the Estates, or any Non-Debtor Releasing Parties may have against Lawson & Kidd, LLP, or its principals or any other related Person.

MM.                      The Debtors investigated potential claims against their officers, directors, and other insiders, and determined that they are generally not meritorious in the context of these cases or otherwise not economically feasible to pursue.  Rather, the global resolution provided for in the Plan, whereby the general unsecured creditors of Aurora would receive their pro rata share of $350,000 and those of HPPC would receive their pro rata share of $50,000, and the Claims against such third parties would be released to the extent provided for in the Plan, is in the best interest of the Debtors, their Estates, and their Creditors.

NN.           Certain officers have agreed to waive their claims under the “change-in-control” provisions of their contracts in exchange for a lower payment under the applicable management transition services agreements to be entered into on the Effective Date.  Moreover, the Debtors’ officers and directors have not asserted any Proofs of Claim for indemnification.  In addition, the Lawson & Kidd Payment was made on or about November 25, 2009.  Each of these payments and/or other agreements or waivers represent a fair and reasonable compromise of any potential claims that could be asserted against such parties, and therefore justify, in addition to the work these parties have performed to bring about the reorganization contemplated in the Plan, and support the releases and related provisions provided for in the Plan with respect thereto.

OO.           The principal purpose of the Plan is not the avoidance of taxes or of the requirements of Section 5 of the Securities Act of 1933, and no governmental unit has requested that this Court deny confirmation on such basis, thus satisfying the requirements of Bankruptcy Code § 1129(d).  Also, the Debtors will satisfy all Allowed Tax Claims in the manner provided for in Plan Section 3.3.
Frontier Pleadings

PP.           On October 22, 2009, Frontier Energy, LLC (“Frontier”) filed a motion (the “Frontier Motion”) with the Bankruptcy Court seeking, among other things, entry of an order declaring that the two oil and gas leases between Frontier and Aurora (the “Frontier Leases”) are unexpired leases of non-residential property subject to, and governed, by Bankruptcy Code § 365.  (Docket No. 387).  In the Frontier Motion, Frontier asserts, among other things, that Aurora was delinquent on the Petition Date in the payment of royalties under the Frontier Leases in the amount of $1,446,772.42 (the “Frontier Asserted Pre-Petition Claim”).  The Frontier Motion further alleges that Aurora is delinquent in the payment of royalties due after the filing date, which Frontier currently alleges is in the approximate amount of $30,674 (the “Frontier Asserted Post-Petition Claim”).  Frontier asserts that the Frontier Asserted Pre-Petition Claim and the Frontier Asserted Post-Petition Claim are monetary defaults which must be cured under Bankruptcy Code § 365 if the Frontier Leases are to be assumed.  Frontier further asserts that the Frontier Asserted Post-Petition Claim constitutes an administrative expense that must be paid in full if the Plan is confirmed whether or not the Frontier Leases are assumed.  On November 24, 2009, the Debtors filed a Brief in Opposition to the Frontier Motion (the “Frontier Opposition”) (Docket No. 508), in which they assert, among other things, that the Frontier Asserted Pre-Petition Claim is a pre-petition unsecured claim and that the Frontier Leases are not leases or executory contracts under Bankruptcy Code § 365.  The Frontier Opposition also disputes the amount of the Frontier Asserted Pre-Petition Claim and the Frontier Asserted Post-Petition Claim.  On December 1, 2009, Frontier filed a Response to the Frontier Opposition.  (Docket No. 514).

QQ.           On November 17, 2009, the Debtors filed a Motion for Estimation of Claims of Frontier Energy LLC Pursuant to 11 U.S.C. § 502(c) (the “Estimation Motion”) (Docket No. 482) seeking, among other things, to have the Bankruptcy Court determine for all purposes the amount and priority of the Frontier Asserted Pre-Petition Claim and the Frontier Asserted Post-Petition Claim (collectively, the “Frontier Lease Indebtedness”).  On November 29, 2009, Frontier filed an Objection to the Estimation Motion (the “Estimation Objection”) (Docket No. 511), and on December 2, 2009, the Debtors filed a Reply Brief to the Estimation Objection. (Docket No. 517).

RR.           The Frontier Motion and the Estimation Motion were scheduled for hearing before this Court on December 3, 2009; however, on December 2, 2009, Frontier and the Debtors agreed to adjourn the hearings until a date after the Confirmation Hearing to permit Frontier and Aurora to continue settlement negotiations and, if such negotiations are unsuccessful, to have the Court determine the issues raised in the Frontier Motion and the Estimation Motion.

SS.           Frontier has also filed a Proof of Claim against HPPC (Claim No. 375) asserting that the Frontier Asserted Pre-Petition Claim is an unsecured claim against HPPC, and an amended Proof of Claim against Aurora (Claim No. 436), which amended Claim No. 376, asserting that the Frontier Asserted Pre-Petition Claim is secured by various assets of Aurora.  On November 10, 2009, the Debtors filed an omnibus objection to each of the Proofs of Claim filed by Frontier against the Debtors (the “Frontier Omnibus Objection”) (Docket No. 432).  On December 3, 2009, Frontier filed its Response to the Frontier Omnibus Objection (Docket No. 523), in which it, among other things, withdrew Claim No. 375.  A hearing with respect to the Frontier Omnibus Objection has been scheduled for January 5, 2009, but shall be rescheduled to the date of the hearings on the Frontier Motion and the Estimation Motion.

THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that:

General Provisions Regarding Plan Approval and Authorizations

1.           The findings of this Court as set forth herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, which is applicable to this matter by virtue of Bankruptcy Rule 9014.

2.           The Plan, all exhibits thereto, and all provisions, terms, and conditions thereof, are hereby confirmed in all respects, and all provisions thereof are incorporated herein by reference.

3.           To the extent not withdrawn prior to the entry of this Order, all objections to the confirmation of the Plan that were filed have been resolved, are resolved by the relief granted herein, or are hereby overruled and denied with prejudice; provided, however, that the objections to Plan confirmation filed by the Michigan Department of Natural Resources and Frontier shall be deemed resolved in the manner as provided for in Paragraphs 22-25 herein.  Objections that have been withdrawn or not pursued at the Confirmation Hearing, if any, are hereby deemed withdrawn with prejudice.

4.           On and after the Effective Date, the Reorganized Debtors are hereby authorized and empowered to perform those responsibilities, duties, and obligations set forth herein and in the Plan, including, without limitation, making distributions as provided under the Plan, objecting to the allowance of any Claim or Interest, and prosecuting any litigation pertaining thereto, paying such Claims or Interests as may be later Allowed, as contemplated by the dispute resolution procedures contained in Plan Section 6.10, and overseeing and governing the continuing affairs and operations of the Reorganized Debtors on a going-forward basis.

5.           All notices previously provided by the Debtors in connection with, or otherwise relating to, the Plan, the Disclosure Statement, the Executory Contracts to be assumed (and any proposed cure amount with respect thereto) or rejected, or any other Plan Document, including, without limitation, the Cure Notice, are hereby approved in all respects.

6.           Notwithstanding anything to the contrary on Exhibit D to the Disclosure Statement, the cure amount for all of the Debtors’ contracts with Samson Resources and Samson 2003, LLC (collectively “Samson”) shall be $40,488.53 through August 31, 2009.   On that basis, Samson has withdrawn its Cure Objection, conditioned upon entry of an Order approving the Agreed Motion for Relief from Automatic Stay to Allow Offset and Recoupment and Notice of Intent to Assume Joint Operating Agreement, which addresses resolution of cure amounts between the parties after August 31, 2009, among other things.

7.           Notwithstanding anything to the contrary on Exhibit D to the Disclosure Statement, the cure amount for all of the Debtors’ contracts being assumed with Presidium MidWest LLC shall be $31,977.45, which cure amount shall be paid pursuant to the terms of the Disclosure Statement and Plan.  For the sake of clarity, the sole agreements by and between Presidium MidWest LLC and either of the Debtors that will be rejected pursuant to Article VII of the Plan and this Order are (1) that certain Fritz 1-30 Development Agreement, dated August 23, 2006, and (2) that certain Development Agreement (Green, Clay & Owen Counties, IN), dated August 10, 2006.

8.           Notwithstanding anything to the contrary on Exhibit D to the Disclosure Statement, the cure amount for the Debtors' contracts with Atlas Oil and Gas Corporation ("Atlas") being assumed pursuant to the Plan shall be $30,325.38, subject to Aurora's hereby agreeing to waive any retroactive SWD charges for the audit period up to and including 2009 that may be due from Atlas to Aurora under the terms of the Shared SWD Use Agreement, dated September 1, 2005, relating to the Hudson 13 Unit, and Atlas's hereby agreeing to waive its audit rights for the years 2008 and 2009 provided for pursuant to Exhibit "C" of the Model Form Operating Agreement, dated August 16, 2005, between Aurora and Atlas relating to the Hudson 13 Unit, as amended by the Amendment to Model Form Operating Agreement Dated August 16, 2005 between Aurora and Atlas relating to the Hudson 13 Unit.  On that basis, Atlas has agreed to withdraw its Cure Objection.

9.           The Plan Documents.  The forms of the Plan Documents are hereby approved, and the execution and delivery by the Debtors or the Reorganized Debtors party thereto (as applicable) of all Plan Documents is hereby authorized without the need for any further corporate action or court order.  All such Plan Documents shall become effective and binding upon the parties thereto simultaneously in accordance with their respective terms and conditions as of the Effective Date.

10.           Without limiting the generality of the foregoing, pursuant to Bankruptcy Code § 1142, and without further action by the Bankruptcy Court or by the shareholders or directors of the Reorganized Debtors, the Reorganized Debtors, acting by and through any one or more of their officers, shall be, and hereby are, authorized to (i) enter into the Exit Credit Facility and other related loan documents and instruments, (ii) perform and comply with all of the terms, conditions, and obligations under the Exit Credit Facility, (iii) execute and deliver all documents, agreements, and instruments necessary or appropriate as the applicable lenders may determine to enter into and perform all obligations under the Exit Credit Facility, and to take all other actions and execute, deliver, record, and file all other such agreements, documents, instruments, mortgages, deeds of trust, financing statements, releases, applications, registration statements, reports and any changes, additions, and modifications thereto in connection with the consummation of the transactions contemplated by the Exit Credit Facility and the performance thereof, including, without limitation, the making of such filings or the recording of any security interests, as may be required by the final terms of the Exit Credit Facility, and (iv) grant to the applicable lenders, valid, binding, enforceable, and perfected security interests and Liens upon all of the collateral specified in the final terms of the Exit Credit Facility.

11.           Corporate Action.  On, before, or after the Effective Date, the Reorganized Debtors may retain such management, law firms, accounting firms, experts, advisors, agents, consultants, investigators, appraisers, auctioneers, or other professionals as they may deem reasonably necessary or appropriate, including, without limitation, a transfer or disbursing agent, to aid them in the performance of their responsibilities pursuant to the terms of the Plan.  It shall not be a requirement that any such parties retained by either of the Reorganized Debtors be a “disinterested person” (as such term is defined in Bankruptcy Code § 101(14)), and such retained parties may include Professionals or other Persons who had previously been active in these Cases on behalf of any Debtor, Creditor, Interest Holder, the Creditors Committee, or other constituency herein.  Without limiting the generality of the foregoing, following the issuance of the New Warrants (if applicable), the Reorganized Debtors may arrange for a third party to serve as the New Warrant agent.

12.           All matters provided for in the Plan involving the corporate structure, assets, and/or operations of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan or the Plan Documents shall be deemed to have occurred and shall be in effect, without any requirement of further action by the respective security holders, members, officers, or directors of the Debtors or the Reorganized Debtors.  After the Confirmation Date and on, prior to, or after the Effective Date, the appropriate members of the Boards of Directors and/or members or officers of the Debtors and the Reorganized Debtors are authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates, and instruments contemplated by the Plan and/or the Plan Documents in the name of and on behalf of the applicable Debtors or Reorganized Debtors.

13.           Implementation of the Plan, the Plan Documents, and the Transactions.  The Debtors, the Reorganized Debtors, the First Lien Loan Lenders, the Second Lien Loan Lenders, the DIP Facility Lenders, the Creditors Committee, NW Bank, the Exit Credit Facility Lenders, and all other parties-in-interest are hereby authorized to take all steps, and execute all documents, including appropriate releases and certificates, reasonably necessary or appropriate to effectuate the provisions contained in the Plan and the Plan Documents.

14.           Bankruptcy Code § 1145 and Other Exemptions.  Pursuant to Bankruptcy Code § 1145(a)(1), the issuance of any securities under the Plan, including, without limitation, the New Aurora Preferred Stock, the New Aurora Class A Common Stock, and the New Secured Notes, to the extent any of the foregoing constitute “securities” under applicable law, shall be exempt from the registration requirements of the Securities Act and any state or local laws requiring registration for the offer or sale of securities.  All such securities, when issued or sold, shall be freely transferable by the recipients thereof, subject to:  (i) the provisions of Bankruptcy Code § 1145(b) relating to “underwriters,” as defined therein; (ii) any restrictions contained in the terms of the securities themselves; or (iii) any restrictions on the securities that have been agreed to by the Holder of the securities with respect thereto.  Any securities to be issued under the Plan shall be issued without further act or action under applicable law, regulation, order, or rule.  To the maximum extent permitted by law, pursuant to Section 4(2) of the Securities Act, Regulation D of the Securities Act, Rule 701 promulgated under the Securities Act, or otherwise, the issuance of any shares of the New Aurora Common Stock or other equity securities of Reorganized Aurora in connection with the exercise of the New Warrants (if any) or pursuant to the Management and Director Equity Plan shall be exempt from the registration requirements of the Securities Act, and any state or local laws requiring registration for the sale of securities.

15.           Bankruptcy Code § 1146(a) Exemption. Pursuant to Bankruptcy Code § 1146(a), the issuance, transfer, or exchange of any security under the Plan; the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan; and the revesting, transfer, assignment, or sale of any real or personal property of either of the Debtors pursuant to, in implementation of, or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or any similar tax or fee.
Executory Contracts and Leases

16.           Assumption or Rejection of Executory Contracts.  As of the Confirmation Date, but subject to the occurrence of the Effective Date, all Executory Contracts (including, without limitation, those Executory Contracts identified as “to be assumed” on the list attached as Exhibit D to the Disclosure Statement, as such list may be revised) are hereby deemed assumed by the applicable Debtor and retained by the applicable Reorganized Debtor in accordance with the provisions and requirements of Bankruptcy Code §§ 365 and 1123, except those Executory Contracts that (i) have previously been rejected by an order of this Court, (ii) are the subject of a motion to reject pending on the Confirmation Date, (iii) are identified as “to be rejected” on the list attached as Exhibit E to the Disclosure Statement (as such list may have been revised and included in the Plan Supplement or otherwise), or (iv) are otherwise rejected pursuant to the terms of the Plan. Rejection of the Executory Contracts at issue in clauses (iii) and (iv) of the preceding sentence shall be effective as of the Confirmation Date, subject to the occurrence of the Effective Date.  Entry of this Order shall constitute approval of such assumptions and rejections (as applicable) pursuant to Bankruptcy Code §§ 365(a) and 1123, subject to the occurrence of the Effective Date.  Each Executory Contract assumed pursuant to Article VII of the Plan and hereunder shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as may be modified by (i) the provisions of the Plan, (ii) any order of this Court approving and authorizing its assumption, or (iii) applicable federal law.  The Debtors shall retain the right at all times prior to the Effective Date to (a) assume any additional or other Executory Contract(s) not specifically identified on the list thereof attached as Exhibit D to the Disclosure Statement (or as such list may have been revised and included in the Plan Supplement or otherwise) as “to be assumed” (including, without limitation, any Executory Contrary identified on Exhibit E to the Disclosure Statement as “to be rejected”), or (b) reject any additional or other Executory Contract(s) not specifically identified on the list thereof attached as Exhibit E to the Disclosure Statement as “to be rejected” (including, without limitation, any Executory Contrary identified on Exhibit D to the Disclosure Statement as “to be assumed”), in each case upon providing notice to the non-Debtor party thereto.

17.           Rejection Damage Claims.  Each Person who is a party to an Executory Contract rejected under and pursuant to Article VII of the Plan and hereunder shall be entitled to file, not later than 30 days after the entry of this Order (the “Plan Rejection Bar Date”), a Proof of Claim against the applicable Debtor for alleged Rejection Claims, or with respect to any Executory Contract (if any) that is specifically rejected upon a separate motion or other pleading by the Debtors following the date of this Order but prior to the Effective Date, not later than 30 days after the entry of the order approving such rejection.  If no such Proof of Claim for a Rejection Claim is timely filed against the applicable Debtor, any such Claim shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, or their respective Estates or Assets.  Objections to any such Proof of Claim shall be filed not later than 90 days after such Proof of Claim is filed (subject to any potential further extensions of such date as so ordered and approved by this Court), and this Court shall decide any such objections.  Distributions (if any) in respect of such Claims (consistent with the distributions to be received by Holders of other Claims in the Class into which such Claims fall, as determined by Plan Section 7.5) shall be made not earlier than the later of (a) 30 days after the expiration of the 90-day period (as such period may be extended by order of this Court) for filing an objection in respect of any Proof of Claim filed pursuant to Plan Section 7.4 and (b) 30 days after the Claim has been Allowed by a Final Order of this Court, provided that no such distribution shall be made before the Effective Date.

18.           Notwithstanding anything to the contrary herein or in the Plan, the Plan Rejection Bar Date shall apply only to Rejection Claims with respect to those Executory Contracts that are rejected under and pursuant to the Plan.  Any Holder of a Rejection Claim for an Executory Contract that is not rejected pursuant to the Plan, but whose Rejection Claim instead arises under an Executory Contract that either has already been rejected by an order of this Court or is the subject of a separate motion to reject pending on the Confirmation Date, must file a Proof of Claim for such Rejection Claim by the date provided in any order relating to such Rejection Claim.

19.           Insurance Policies.  All insurance policies of the Debtors (including, without limitation, the Directors & Officers Liability Insurance Policies) providing coverage to the Debtors and/or the Debtors’ current or former directors, officers, stockholders, agents, employees, representatives, predecessors, and others for conduct in connection in any way with the Debtors, their assets, liabilities, and/or operations, to the extent such policies are Executory Contracts, are hereby deemed assumed by and for the benefit of the applicable Debtors and as of the Confirmation Date.  Entry of this Order constitutes approval of such assumptions pursuant to Bankruptcy Code §§ 365 and 1123 or otherwise.

20.           Notwithstanding anything provided herein or in the Plan to the contrary, the Plan shall not be deemed in any way to diminish or impair the enforceability of any insurance policies that may cover claims against either of the Debtors and/or the Debtors’ current or former directors, officers, stockholders, agents, employees, representatives, predecessors or any other Person (including, without limitation, the Directors & Officers Liability Insurance Policies).  Any failure by the Debtors to list any particular insurance policy on any schedule of Executory Contracts to be assumed under the Plan the Debtors file in these Cases (either contained in the Disclosure Statement, including, without limitation, Exhibit D thereto, the Plan Supplement, or otherwise) shall not in any way impair the Debtors’ ability to assume such policy, and instead, any and all such policies shall still be assumed in accordance with Plan Section 7.7 and this Order.

21.           The Debtors’ “oil and gas leases” (that is, below surface mineral estates, none of which are set forth on Exhibits D or E to the Disclosure Statement) shall not constitute nor be considered executory contracts or unexpired leases under Bankruptcy Code §§ 365 or 1123 for any purpose under the Plan or otherwise in connection with these Cases.  Any Claims asserted under such oil and gas leases that arose as of the Petition Date shall constitute Class 3A Claims, and any such Claims that arose after the Petition Date shall constitute Administrative Claims, and in each instance shall be subject to all rights, defenses, and potential disputes and objections of the Debtors or the Reorganized Debtors with respect thereto.

22.           Notwithstanding anything to the contrary herein, the provisions of Plan Section 7.9 shall not be deemed to apply to the Debtors’ oil and gas leases with the Michigan Department of Natural Resources unless and until the issue of whether Bankruptcy Code § 365 applies to such leases is resolved by such parties or pursuant to an Order of this Court in favor of the Debtors.  In addition, the application of Plan Section 7.9 to the Frontier Leases shall be determined in the manner provided for herein in Paragraphs 23-25.

23.           The Frontier Motion, the Estimation Motion, and the Frontier Omnibus Objection shall proceed on an expedited schedule and procedure to be agreed upon by Aurora and Frontier or, in the event such parties are unable to agree, in accordance with  a schedule and procedures established by the Court.  All issues, claims, and defenses asserted by Frontier and the Debtors in the Frontier Motion, the Estimation Motion and the Frontier Omnibus Objection, and in any responses thereto, are preserved and are not affected in any way by the provisions of the Plan or this Order.

24.           In the event that the Court determines that (i) the Frontier Leases are unexpired leases of non-residential real property or executory contracts subject to the cure provisions of Bankruptcy Code § 365(b)(1)(A), and (ii) any portion of the Frontier Lease Indebtedness constitutes a cure amount under Bankruptcy Code § 365, then such cure amount shall be paid by Aurora or Reorganized Aurora (as applicable) within ten (10) business days of the entry of the applicable Final Order by the Court as a condition to the assumption of the Frontier Leases by Aurora or Reorganized Aurora (as applicable) under Bankruptcy Code § 365.  In the event Aurora or Reorganized Aurora (as applicable) fails to pay the Court-determined cure claim to Frontier within such ten (10) business day period, the Frontier Leases shall be deemed to be rejected.  Upon any such rejection, Frontier shall have (i) an Allowed General Unsecured Claim against Aurora in the amount of the Frontier Lease Indebtedness that is determined by the Court to have accrued prior to the Petition Date, and such amount shall be treated as an Allowed Class 3A Claim and be satisfied in accordance with Section 5.4 of the Plan; and (ii) an Allowed Administrative Claim for the portion of the Frontier Lease Indebtedness that is determined by the Court to have accrued subsequent to the Petition Date, which shall be satisfied in accordance with Section 3.1 of the Plan.

25.           If the Court determines that the Frontier Leases are not subject to Bankruptcy Code § 365, Frontier and Aurora shall endeavor to resolve the Allowed amount, validity, and/or secured status of Claim No. 436 or any administrative claim that Frontier may file in the future.  In the event Frontier and Aurora are unable to do so consensually, the Court will determine the Allowed amount, status, and validity of Claim No. 436 and/or any such administrative claim.  Any such amount determined by the Court to be due to Frontier as an Allowed Secured Claim with respect to Claim No. 436, which may be up but not to exceed Frontier’s interest, if any, in the value of the property that Frontier asserts secures such claim, shall be paid by Aurora or Reorganized Aurora (as applicable) within ten (10) business days of the entry of a Final Order by the Court with respect thereto.  Any such amount determined by the Court to be due to Frontier as an Allowed General Unsecured Claim shall be treated as an Allowed Class 3A Claim and shall be satisfied in accordance with Section 5.4 of the Plan.  Any such amount determined by the Court to be due to Frontier as an Allowed Administrative Claim shall be treated and satisfied in accordance with Section 3.1 of the Plan.

26.           Executory Contracts entered into after the Petition Date by either Debtor (including the Management Transition Services Agreements) may be performed by the Debtor or the Reorganized Debtor liable thereunder in accordance with the terms and subject to the conditions of such Executory Contract(s) in the ordinary course of business.  Accordingly, such Executory Contracts shall survive and remain unaffected by entry of this Order.
Discharge, Release, Injunction, and Exculpation Provisions

27.           Property Retained Free and Clear of Liens Except as Contemplated by the Plan or this Order.  Except as otherwise provided in the Plan or this Order, upon the Effective Date, but retroactive to the Confirmation Date, (a) the Reorganized Debtors shall continue to exist as separate legal entities with all the powers of corporations and/or limited liability companies (as applicable) under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law, and (b) all Assets of the respective Debtors (including, but not limited to, Aurora’s equity interests in HPPC and the Debtors’ respective interests in any non-Debtor subsidiary or Affiliate (to the extent that any such non-Debtor subsidiary or Affiliate has not been dissolved, sold, or otherwise transferred under applicable law prior to the Effective Date), but not including the NW Bank Note Collateral or the NW Bank Deposit Account Advance Collateral, both of which shall be transferred to the Holder of the Allowed Class 2D Claim, subject to the terms and conditions of the Plan, including Plan Section 4.4(b)), wherever situated, shall vest in the applicable Reorganized Debtor, subject to the provisions of the Plan and this Order.  Thereafter, each Reorganized Debtor may operate its business, incur debt and other obligations in the ordinary course of its business, and otherwise use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and this Court.  After the Effective Date, but retroactive to the Confirmation Date, all property retained by the Reorganized Debtors pursuant to the Plan shall vest in the applicable Reorganized Debtors free and clear of all Claims, debts, Liens, security interests, obligations, encumbrances, and interests of Creditors and Interest Holders of the Debtors and all other Persons, except for (i) as is contemplated by or provided in the Plan or this Order; (ii) the obligation to perform according to the Plan and this Order; and (iii) the respective Claims, debts, Liens, security interests, encumbrances, and interests (a) arising in connection with the Exit Credit Facility (including, without limitation, the New Secured Notes and the Working Capital Loans Notes) and the Exit Credit Facility Guarantee, or (b) of those Holders of (1) Allowed Class 2C Claims whose Secured Claims the applicable Debtor elects to Reinstate pursuant to Plan Section 4.3 (as opposed to the applicable Debtor’s electing to (A) pay the amount of such Allowed Class 2C Claim in full, (B) return the underlying collateral to such Class 2C Creditor, or (C) otherwise satisfy such Allowed Claim in a manner provided for under Section 4.3 of the Plan), or (2) the NW Bank LCs Collateral (subject to the limitations set forth in Section 4.4(c) of the Plan).

28.           Discharge and Injunction.  Pursuant to Bankruptcy Code § 1141 or otherwise, except as may otherwise be provided for in the Plan or in this Order, upon the occurrence of the Effective Date, the rights afforded and the payments and distributions to be made under the Plan shall be in complete exchange for, and in full and unconditional settlement, satisfaction, discharge, and release of, any and all existing debts, Claims, and Interests of any kind, nature, or description whatsoever against the Debtors or any of the Debtors’ Assets or other property, and shall effect a full and complete release, discharge, and termination of all Liens, security interests, or other Claims, interests, or encumbrances upon all of the Debtors’ Assets and property.  For purposes of clarification, except as otherwise provided in the Plan or in this Order, the Debtors shall be discharged from all Claims and Causes of Action to the fullest extent permitted by Bankruptcy Code § 1141, and all holders of Claims or Interests shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, the Assets, or any property dealt with under the Plan, any further or other Cause of Action based upon any act, omission, transaction, event, thing, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date.  No Creditor or Interest Holder of the Debtors nor any other Person may receive any distribution from the Debtors, the Estates, the Reorganized Debtors, or the Assets, or seek recourse against, the Debtors, the Estates, the Reorganized Debtors, or any of the Assets that are to be distributed under the terms of the Plan, except for those distributions expressly provided for under the Plan.  All Persons are precluded from asserting, against any property that is to be distributed under the terms of the Plan, any Claims, Interests, obligations, rights, Causes of Action, liabilities, or equity interests based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, other than as expressly provided for in the Plan or this Order, whether or not (a) a Proof of Claim or Proof of Interest based upon such debt or Interest (as applicable) is filed or deemed filed under Bankruptcy Code § 501; (b) a Claim or Interest based upon such debt or Interest (as applicable) is allowed under Bankruptcy Code § 502; or (c) the Holder of a Claim or Interest based upon such debt or Interest (as applicable) has accepted the Plan, is deemed to have accepted the Plan under Bankruptcy Code § 1126(f), or is deemed to have rejected the Plan under Bankruptcy Code § 1126(g).  Except as otherwise provided in the Plan or this Order with respect to a Claim that is expressly Reinstated under the terms and conditions of the Plan, all Holders of Claims and Interests arising prior to the Effective Date shall be permanently barred and enjoined from asserting against the Debtors, the Estates, the Reorganized Debtors, their successors, or the Assets, any of the following actions on account of such Claim or Interest: (a) commencing or continuing in any manner any action or other proceeding on account of such Claim or Interest against property to be distributed under the terms of the Plan, other than to enforce any right to distribution with respect to such property under the Plan; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against any of the property to be distributed under the terms of the Plan, other than as permitted under subclause (a) above; (c) creating, perfecting, or enforcing any Lien or encumbrance against any property to be distributed under the terms of the Plan; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors or the Reorganized Debtors, the Assets or any other property of the Debtors or the Reorganized Debtors, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan.

29.           No Waiver of Discharge.  Except as otherwise specifically provided in the Plan, nothing in the Plan shall be deemed to waive, limit, or restrict in any way the discharge granted to the Debtors upon Confirmation of the Plan by Bankruptcy Code § 1141.

30.           Post-Consummation Effect of Evidences of Claims or Interests.  Except as otherwise expressly set forth in the Plan (including, without limitation, Plan Sections 4.5, 5.2, and 6.2), any and all notes, stock certificates, and/or other evidences of Claims against, or Interests in, either of the Debtors shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan, if any, and shall otherwise be cancelled and of no force and effect as of the Effective Date.

31.           Releases by Holders of Claims and Interests.  Except as otherwise provided in the Plan, as of the Effective Date, each Non-Debtor Releasing Party, in consideration of the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, the New Aurora Class A Common Stock, the New Aurora Preferred Stock, the Exit Credit Facility (including the New Secured Notes and the Working Capital Loans Notes), the New Warrants (if any), and other contracts, instruments, releases, agreements, and documents to be executed and delivered in connection with the Plan, and in consideration of (i) the efforts of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan and (ii) certain of the Released Parties’ agreeing to have their claims under their change-of-control agreements treated in the manner set forth in the Management Transition Services Agreements and/or making the Lawson & Kidd Payment (as applicable), conclusively, absolutely, unconditionally, irrevocably, and forever releases and discharges the Released Parties from any and all claims, obligations, rights, Causes of Action, or liabilities (including, but not limited to, any claims arising out of, or relating to, any alleged fiduciary or other duty; any alleged violation of any federal or state securities law or any other law relating to creditors’ rights generally; any of the Released Parties’ or the Non-Debtor Releasing Parties’ ownership of any securities of either of the Debtors; or any derivative claims asserted on behalf of a Debtor), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or subsequently arising, in law, equity, or otherwise, that such Non-Debtor Releasing Party ever had, now has, or may have that are based in whole or in part on any act, omission, transaction, or occurrence from the beginning of time through and including the Effective Date in any way relating to the Debtors, these Cases and the commencement thereof, or the Plan; the Disclosure Statement; the Plan Documents; the formulation, negotiation, preparation, dissemination, implementation, and/or administration of the Plan, the Disclosure Statement, and the Plan Documents; the confirmation and consummation of the Plan; the subject matter of, or the transactions or events giving rise to, any Claim or Interest of such Non-Debtor Releasing Party, any security previously issued by either of the Debtors, and any and all claims based upon or arising out of such actions or omissions are hereby forever and completely waived and released by the Non-Debtor Releasing Parties; provided, however, Section 9.6(a) of the Plan shall not release, and the Non-Debtor Releasing Parties do not waive the right to enforce, the Debtors’ or the Reorganized Debtors’ duties, obligations, covenants, and agreements under (a) the Plan, (b) any settlement agreement approved by this Court in these Cases, (c) the Assumed Contracts, or (d) the Plan Documents to be delivered under the Plan; provided further, however, that the release set forth in Section 9.6(a) of the Plan is in addition to the discharge of Claims and termination of Interests provided in the Plan and under the Bankruptcy Code; and provided further, however, that nothing in Section 9.6(a) of the Plan shall be deemed to assert or imply any admission of liability on the part of any of the Released Parties.  Without limiting the generality of the foregoing, the Lawson & Kidd Payment is deemed made in full settlement of any and all claims or causes of action that the Debtors, the Estates, or any Non-Debtor Releasing Parties may have against Lawson & Kidd, LLP or its principals or any other related Person, such that the releases provided for in Article IX of the Plan shall  apply to Lawson & Kidd, LLP, and  its principals and any related Person.

32.           All Non-Debtor Releasing Parties shall be forever precluded from asserting any of the claims released pursuant to Plan Sections 9.6 and 9.9 against any of the Released Parties or any of the Released Parties’ respective assets; and to the extent that any Non-Debtor Releasing Party receives monetary damages from any Released Party on account of any claim released pursuant to Section 9.6 of the Plan, such Non-Debtor Releasing Party as a result of the Plan shall assign all of its right, title, and interest in and to such recovery to the Released Parties against whom such money is recovered.

33.           Notwithstanding any provision of the Plan or this Order to the contrary, the releases contained in Plan Section 9.6 and herein shall not be construed as, or operate as a release of, or limitation on (i) any claims by the Non-Debtor Releasing Parties against the Released Parties that do not relate to or involve the Debtors or these Cases, (ii) any claims, obligations, rights, causes of action, or liabilities by the Non-Debtor Releasing Parties against the Released Parties arising out of any action or omission to the extent that such action or omission is determined in a Final Order by a court of competent jurisdiction to have constituted willful misconduct or fraud, or (iii) objections to Claims.

34.           Release by the Debtor Releasing Parties.  On the Effective Date, pursuant to Bankruptcy Code § 1123(b), Bankruptcy Rule 9019, or otherwise, and except as otherwise specifically provided in the Plan or in the Plan Documents, the Debtor Releasing Parties, in consideration of the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, the New Aurora Preferred Stock, the New Aurora Class A Common Stock, the Exit Credit Facility (including the New Secured Notes and the Working Capital Loans Notes), the New Warrants (if any), and other contracts, instruments, releases, agreements, and documents to be executed and delivered in connection with the Plan, and in consideration of (i) the efforts of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan and (ii) certain of the Released Parties’ agreeing to have their claims under their change-of-control agreements treated in the manner set forth in the Management Transition Services Agreements and/or making the Lawson & Kidd Payment (as applicable), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise, that such Debtor Releasing Party ever had, now has, or may have that are based in whole or in part on any act, omission, transaction, or occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, these Cases and the Commencement thereof, or the Plan; the Disclosure Statement; the Plan Documents; the formulation, negotiation, preparation, dissemination, implementation, and/or administration of the Plan, the Disclosure Statement, and the Plan Documents; the confirmation and consummation of the Plan; the subject matter of, or the transactions or events giving rise to, any Claim or Interest of such Debtor Releasing Party, or any security previously issued by either of the Debtors.  The immediately preceding sentence shall not, however, apply to (i) any indebtedness of any Person to either of the Debtors for money borrowed by such Person or any other contractual obligation of any Person to either of the Debtors, or (ii) any setoff or counterclaim that the Debtors may have or assert against any Person, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims held or asserted by such Person against the Debtors.  Holders of Claims and Interests against either of the Debtors shall be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any such claim that could be brought on behalf of or in the name of the Debtors.

35.           Injunction Related to Releases.  This Order shall be deemed to permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the Plan (including the releases set forth in Plan Article IX) and this Order.

36.           Exculpation.  No Released Party shall have or incur, and each Released Party hereby is exculpated from, any liability to any Person for any act taken or not taken or any omission in connection with, arising from or relating to these Cases (and the commencement or administration thereof); the Disclosure Statement, the Plan, or the formulation, negotiation, preparation, dissemination, implementation, or administration of any of the foregoing documents; the solicitation of votes in connection with Confirmation of the Plan; the Exit Credit Facility; the Plan Documents; the Confirmation and/or consummation of the Plan; any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan; any other act taken or omitted to be taken in connection with, or in contemplation of, any of the restructuring or other transactions contemplated by the Plan; and the property to be distributed or otherwise transferred under the Plan; provided, however, that nothing in Plan Section 9.9 shall release any entity from any claims, obligations, rights, causes of action, or liabilities arising out of such entity’s fraud or willful misconduct.  Each Released Party shall be entitled reasonably to rely upon the advice of counsel with respect to its duties and responsibilities under the Plan, and shall be fully protected in acting or refraining from acting in accordance with such advice.

37.           Upon the Effective Date, the Old Aurora Common Stock shall be cancelled and deemed terminated.

Retention of Bankruptcy Court Jurisdiction

38.           Claims and Actions.  Following the Effective Date, this Court shall retain such jurisdiction over these Cases to the extent set forth in Article XII of the Plan, as is legally permissible, including, without limitation, such jurisdiction as is necessary to ensure that the intents and purposes of the Plan are carried out.  This Court shall also expressly retain jurisdiction:  (a) to hear and determine all Claims against, or Interests in, any of the Debtors; (b) to enforce all Causes of Action that may exist on behalf of any of the Debtors that are not otherwise waived or released under the Plan; (c) to hear and determine the claims and issues asserted in that certain state court proceeding removed to this Court, styled as Frontier Energy LLC v. Aurora Energy, Ltd, Adversary Proceeding No. 09-80518; (d) to hear and determine Frontier Energy, LLC’s Motion for an Order (I) Declaring that the Leases are Leases under Bankruptcy Code Section 365, (II) Compelling the Debtors to Perform in Accordance with the Leases, (III) Preventing the Debtors from Producing or Extracting Natural Gas Pursuant to the Leases; (IV) Compelling the Debtors to Immediately Assume or Reject the Leases; (V) Granting Frontier Energy, LLC Relief from the Automatic Stay to (A) Declare Defaults under the Leases and (B) Proceed with the State Court Lawsuit (Docket No. 387); and (e) to hear and determine Debtors’ Motion for Estimation of Claims of Frontier Energy, LLC Pursuant to 11 U.S.C. § 502(c) (Docket No. 482).

39.           Retention of Additional Jurisdiction.  Following the Effective Date, this Court shall also retain jurisdiction for the purpose of classification of Claims and Interests, the re-examination of Claims or Interests that have been Allowed, and the dispositions of such objections as may be filed to any Claims, including Bankruptcy Code § 502(c) proceedings for estimation of Claims.  This Court shall further retain jurisdiction for the additional purposes as set forth in Plan Section 12.2.

40.           Failure of this Court to Exercise Jurisdiction.  If this Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of these Cases, including the matters set forth in Article XII of the Plan, such Article XII shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

41.           Successors and Assigns.  The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors, or assigns of such Person.

42.           Professional Fees.  No Professional Fees shall be paid with respect to any Claim or Interest except as specified herein or in the Plan, or as allowed by an order of this Court.  All final applications for Professional Fees for services rendered in connection with these Cases prior to and including the Confirmation Date are required to be filed with this Court not later than 90 days after the Effective Date.

43.           Administrative Claims Bar Date.  Each Holder of an Administrative Claim (except for an Administrative Claim based upon Professional Fees, the allowance and timing for filing of applications for Professional Fees being governed by Plan Section 13.7 and this Order, and any fees or charges due by the respective estates pursuant to U.S.C. § 1930) arising prior to the Effective Date (other than for goods or non-professional services provided to the Debtors during these Cases in the ordinary course of the Debtors’ business) must file a request for payment on or before 30 days after the Effective Date for such Administrative Claim to be eligible to be considered an Allowed Claim.

44.           No Penalty or Late Charges.  Except as expressly stated in the Plan, or allowed by a Final Order of this Court, no penalty or late charge is to be allowed on any Claim subsequent to the Petition Date.

45.           Dissolution of the Creditors Committee. On the Effective Date, the Creditors Committee shall be deemed dissolved and the members of the Creditors Committee shall be released and discharged from all rights and duties arising from or related to these Cases.  Unless otherwise agreed by the Reorganized Debtors, any Professionals retained by the Creditors Committee and the members thereof shall not be entitled to compensation or reimbursement of Professional Fees rendered after the Effective Date, except for Professional Fees incurred in connection with any applications for allowance of Professional Fees incurred as of the Effective Date and approved by this Court.

Miscellaneous

46.           Applicability of Bankruptcy Code § 1125.  The protection afforded by Bankruptcy Code § 1125(e) with regard to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale, or purchase of the New Aurora Preferred Stock, the New Aurora Class A Common Stock (including any and all shares of common equity of Reorganized Aurora issued to the extent that New Warrants are exercised), the New Aurora Class B Common Stock, the New Warrants (if any), the New Secured Notes, the Working Capital Loans Notes, and/or any other securities or notes issued in connection with the Plan, this Order, or a Plan Document, shall apply to the fullest extent provided by law, and the entry of this Order shall constitute the determination by this Court that the Debtors, the DIP Facility Lenders, the Creditors Committee, the First Lien Loan Lenders, the Second Lien Loan Lenders, the Administrative Agents, and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, financial advisors, investment bankers, dealer-managers, placement agents, and other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Bankruptcy Code § 1125(e) and, therefore, are not liable on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of securities.

47.           Further Actions.  The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, certificates, releases, and other agreements and to take such other action as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, any Plan Document, the transactions contemplated herein and therein, the Management and Director Equity Plan, the Registration Rights Agreement, the Exit Credit Facility, the Exit Credit Facility Guarantee, or any notes, guarantee, or other documents or agreements issued in connection herewith or therewith.

48.           On or before the Effective Date, the Debtors may file with this Court such agreements and other documents as may be necessary and appropriate to effectuate and further evidence the terms and conditions of the Plan.

49.           Except as to terms which, if unenforceable, would frustrate the overall purposes of the Plan, should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

50.           The Debtors are hereby authorized to mail to all parties-in-interest in these Cases and/or, at their discretion, publish notice of the entry of this Order and/or of the Effective Date, together with notice of the last day for filing Administrative Claims and Rejection Claims, all as contained and provided for herein.

51.           This Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan, the Plan Documents, and any other documents, instruments or agreements thereto, and any other acts referred to in or contemplated by the Plan, the Plan Documents, and any other documents, instruments, or agreements thereto.

52.           The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth above, are non-severable and mutually dependent. The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  Under Bankruptcy Code §§ 1123(a) and 1142(a) and the provisions of this Order, the Plan and all Plan Documents shall apply in accordance with the terms thereof and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

53.           The failure to specifically include or reference any particular provision of the Plan in this Order does not in any way diminish or impair the efficacy of such provision, it being understood that the intent of this Order and this Court is that the Plan be confirmed and approved in its entirety.

54.           The provision in Bankruptcy Rule 6004(h) staying an order authorizing the use, sale, or lease of property until the expiration of 14 days after entry of the order is hereby waived, such that the provisions of this Order are effective immediately.  This Order is a final order, and the period in which an appeal may be timely filed shall commence upon the entry hereof.

55.           The Debtors may, prior to the Effective Date, make appropriate technical adjustments and modifications to the Plan without further order or approval of the Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims and Interests and are filed on the Court’s docket.

56.           This Order shall be binding upon and govern the acts of all persons and entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, state and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments.  Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including Uniform Commercial Code financing statements) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Order without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by state or local law.

57.           Notwithstanding the stay contemplated by Bankruptcy Rule 3020(e) and except as otherwise provided in any other or prior order of this Court, immediately after entry of this Order, the provisions of the Plan and this Order shall be deemed binding against the Debtors, the Reorganized Debtors, any and all Holders of Claims against, or Interests in, the Debtors (irrespective of whether such Claims or Interests accepted, rejected, or are deemed to have accepted or rejected, the Plan), any and all non-Debtor parties to Executory Contracts with the Debtors, and any and all Persons that are parties to, or are subject to, the releases, discharges, and injunctions described in the Plan.  Accordingly, pursuant to Bankruptcy Rule 3020(e), the fourteen-day period provided by such rule is hereby waived in its entirety.

58.           Captions and headings herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the interpretation of, this Order.

59.           Notwithstanding anything that may be to the contrary in this Order or in the Plan, nothing herein or in the Plan shall be deemed to affect or impair the respective rights of the Debtors, the Reorganized Debtors, Aurora Operating, LLC (“Aurora Operating”), Deka, Inc., the First Lien Loan Lenders, the Second Lien Loan Lenders, the DIP Facility Lenders, or the Exit Credit Facility Lenders with respect to the issue of whether or not any leases currently held by, and in the name of, Aurora are required to be transferred or assigned to Aurora Operating, subject to any and all liens such lenders may have upon such leases.  Instead, all such parties shall be deemed to have reserved any and all of their respective rights with respect to such issues following the Confirmation Date.

60.           For purposes of clarification, and notwithstanding anything to the contrary contained in the Plan, immediately prior to the Effective Date, each of the First Lien Loan Lenders shall assign to Aurora its pro rata share of the Class 2A Claims that remain after deducting the portion of such First Lien Lender's Allowed 2A Claims that are to be Reinstated and modified as its New Secured Notes.  On the Effective Date, such portion of the Class 2A Claims assigned by each of the First Lien Loan Lenders to Aurora shall be exchanged for the issuance by Reorganized Aurora of such First Lien Loan Lender’s pro rata portion of 32 million shares of New Aurora Preferred Stock.  Such New Aurora Preferred Stock shall be issued by Reorganized Aurora to such First Lien Loan Lender or to any affiliate thereof that has previously been designated by such First Lien Loan Lender.

END OF ORDER